Exhibit 99.11

Dealer Distribution Supplementary Agreement

for Baird (Suzhou) Medical Co., Ltd. (I)

Party A: Baird (Suzhou) Medical Co., Ltd.

Taxpayer’s Registration Number: 91440104596194490K

Party B: ______

Taxpayer’s Registration Number: ______

Whereas: Party A and Party B jointly signed the Dealer Distribution Agreement for Baird (Suzhou) Medical Co., Ltd. on _______. Based on the original intention of friendly cooperation and the principles of mutual benefit, the both parties have negotiated and established the following supplementary agreement on the relevant matters in the original agreement. The specific terms are as follows:

1.   Based on the actual situation of both parties and in order to further strengthen cooperation with the agents, promote a longer-term relationship between both parties, with the unanimous agreement of both parties, Party A agrees to grant Party B a 60-day credit period.

2.   This supplementary agreement shall come into effect immediately upon being signed and sealed by the authorized representatives of both parties. After this supplementary agreement takes effect, it becomes an integral part of the original agreement and has the equal legal effect to the original agreement. Except for the terms explicitly modified in this agreement, the remaining parts of the original agreement shall remain fully valid. Any matters not covered shall be resolved through further negotiation between Party A and Party B. If no agreement can be reached, either party has the right to submit the dispute to the People’s Court with jurisdiction for litigation.

3.   This agreement is executed into 2 counterparts, one each for Party A and Party B. Both copies have equal legal effect.

Party A: Baird (Suzhou) Medical Co., Ltd.	Party B: ______

Legal representative (or authorized representative): Wu Haimei	Legal representative (or authorized representative): ______

Date of signature: _____	Date of signature: ______